EXHIBIT 5.1


                                  May 29, 1997


     TRIMBLE NAVIGATION LIMITED
     645 North Mary Avenue
     Sunnyvale, California 94088

            RE:    REGISTRATION STATEMENT ON FORM S-8

     Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 29, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of your Common Stock reserved for issuance under the 1993 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale, and payment of consideration for the shares to be issued under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the shares will be legally and validly issued, fully paid, and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                             Very truly yours,

                                              WILSON, SONSINI, GOODRICH & ROSATI
                                              Professional Corporation


                                              By:  /s/ John B. Goodrich
                                                   John B. Goodrich

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